EXHIBIT 99

FOR IMMEDIATE RELEASE:                                                                                                                                                                     NEWS
May 15, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                          http://www.avert.com

AVERT, INC. ANNOUNCES FIRST QUARTER RESULTS
Company posts 28% growth in revenues; 23% growth in profits over corresponding period

FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an Internet based business service provider of employment screening and human resource solutions to a diverse nationwide customer base, today announced financial results for its first quarter ended March 31, 2001.

Net revenues for the first quarter rose to $4,790,000, up 28% from $3,745,000 in the comparable quarter in 2000. Product and service revenue for the quarter was $4,664,000 up 28% from $3,653,000 in the first quarter of 2000.

Net income after tax for the quarter was $698,000, or $.21 per share, up 23% from $566,000, or $.17 cents per share, in the same quarter last year.

Revenue from packages jumped 1168% to $279,000 while subscription revenues totaled $804,000, a 67% increase over this same period last year. Revenue from criminal history reports grew to $2,199,000, up 18% from a year ago; employment verification reports and credit reports increased 16% to $425,000; motor vehicle driving records increased 24% to $588,000; workers’ compensation histories showed a decrease of 23% to $161,000; and revenue from other products totaled $140,000, up 6% from a year ago.

During its February board meeting, Avert, Inc. declared a special cash dividend of $.30 per common share payable on March 30, 2001, to shareholders of record on March 9, 2001. This dividend payment is a 67% increase over the previous dividend payment. Dividend payments for the special cash dividend totaled approximately $1,000,000.

On March 30, 2001, Avert, Inc. acquired the business and substantially all of the assets of Advantage Assessment, Inc., for a combination of cash, assumption of certain liabilities and common stock valued at $1.7 million. Advantage Assessment has been a provider of assessment testing since 1998. Assessment testing provides a complementary offering to Avert’s traditional background checking services.

About Avert, Inc.
Avert, Inc., www.avert.com, is an Internet-based information network company providing employment background checks and human resource services via remote access to over 14,000 diverse clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks, credit reports, assessment tests and much more. The company is headquartered in Fort Collins, Colo.

5

EARNINGS RECAP                                         Quarter Ended  Quarter Ended
(unaudited)                                           March 31, 2001 March 31, 2000
Revenue ..............................................   $4,790,000   $3,745,000
Net Income ...........................................   $  698,000   $  566,000
Net income per common share
         Basic........................................   $      .21   $      .17
         Diluted......................................   $      .20   $      .17
                                                         ==========   ==========
Basic weighted average common
         shares outstanding
         Basic .......................................    3,263,127    3,285,919
         Diluted......................................    3,547,412    3,285,990
                                                         ==========   ==========

BALANCE SHEET DATA               March 31, 2001   December 31, 2000

Working Capital .............      $ 7,574,000      $10,102,000
Total Assets ................      $16,437,000      $14,578,000
Total Liabilities ...........      $ 3,915,000      $ 1,866,000
Shareholders' Equity ........      $12,522,000      $12,712,000

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

Contact: Avert, Inc. Investor Relations 800.367.5933

##

6